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                                                                    Exhibit 10.6
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                            ASSET PURCHASE AGREEMENT


                                  BY AND AMONG

                                NETRATINGS, INC.

                                       AND

                            JUPITER MEDIAMETRIX, INC.

                                       AND

                               CERTAIN AFFILIATES

                          OF JUPITER MEDIA METRIX, INC.


                             Dated as of May 7, 2002
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                            ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT dated as of May 7, 2002 is by and among NetRatings, Inc., a Delaware corporation ("Buyer") and Jupiter Media Metrix, Inc., a Delaware corporation ("Seller") and the affiliates of Seller named on the signature page hereto (each a "Seller Sub" and collectively the "Seller Subs").

                                   WITNESSETH:

      WHEREAS, Buyer desires to acquire, and Seller desires to sell, certain assets, properties and rights of Seller and certain of its Affiliates, as the case may be, relating to Seller's international non-United States provision of research, advisory and measurement products and services based primarily on the collection of internet audience measurement data and application usage (the "Business"), but excluding all other assets, properties and rights of Seller, including without limitation, those used in connection with the Retained Business (as defined below), upon the terms and subject to the conditions set forth in this Agreement (the "Acquisition"); and

      WHEREAS, the Board of Directors of Seller has determined that it is in the best interests of Seller to sell such assets, properties and rights to Buyer, upon the terms and subject to the conditions set forth in this Agreement.

      NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

      1.01 DEFINITIONS.

      The following terms, as used herein, have the following meanings:

      "Acquisition" is defined in the first recital of the preamble to this Agreement.

      "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such other Person.

      "Ancillary Agreements" is defined in Section 2.07 of this Agreement.

      "Assignment of Intellectual Property Agreement" means the Assignment of Intellectual Property Agreement among Buyer and Seller and any relevant Seller Sub, in substantially the form attached hereto as Exhibit A.

      "Assumed Liabilities" is defined in Section 2.03 of this Agreement.
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      "Benefit Arrangement" means an employment, severance or similar contract, arrangement or policy and each plan or arrangement providing for severance pay, life insurance or health care coverage (including any self-insured arrangements), sabbatical or other leave of absence programs, flexible spending accounts or cafeteria benefit programs under Code Section 125, workers' compensation, disability benefits, dependent care benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or providing for deferred compensation, profit-sharing, cash or stock bonuses, stock options, stock appreciation rights, stock purchase or other forms of incentive compensation or post-retirement life insurance, health care or disability coverage that (i) is not an Employee Plan and (ii) is maintained or contributed to by Seller or any of their Affiliates and any equivalent arrangements maintained by the Seller or any Seller Sub or the Business with respect to employees.

      "Bill of Sale, Assignment and Assumption Agreement" means the Bill of Sale, Assignment and Assumption Agreement among Buyer and Seller, in substantially the form attached hereto as Exhibit B.

      "Business" is defined in the first recital of the preamble to this Agreement.

      "Buyer" is defined in the preamble to this Agreement.

      "Cash Portion" is defined in Section 2.06 of this Agreement.

      "Closing" is defined in Section 2.07 of this Agreement.

      "Closing Date" means the date of the Closing.

      "COBRA" is defined in Section 2.04 of this Agreement.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Confidentiality Agreement" means the confidentiality agreement between Buyer and Seller dated February 22, 2002.

      "Contracts" means all contracts, agreements, leases, licenses, commitments, sales and purchase orders and other instruments listed on Schedule 2.01.

      "Contract Value" means the revenue value of a given customer Contract for the time period from the date following the Closing Date through the term of such Contract (excluding any renewal periods, the "Remaining Term") calculated as the total revenues attributable to the Contract (or the current term of the Contract if it has been in effect for more than one term) multiplied by a fraction, the numerator of which is the total number of days in the Remaining Term and the denominator of which is the total number of days in the term of the Contract (exclusive of any renewals and any prior terms if it has been in effect for more than one term).

      "Employee Plan" means each "employee benefit plan" of Seller, as such term is defined in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA and (ii) is maintained or contributed to by either Seller or any of its ERISA Affiliates, as the case may be and any equivalent "employee benefit plans" of Seller Subs or the Business.


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      "ERISA" means the Employee Retirement Income Security Act of 1974, as
amended and any equivalent foreign laws applicable to the Business.

      "ERISA Affiliate" of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414(b), (c),
(m) or (o) of the Code.

      "Excluded Assets" is defined in Section 2.02 of this Agreement.

      "Excluded Liabilities" is defined in Section 2.04 of this Agreement.

      "Excluded Agreement" means that certain License Agreement dated as of March 23, 2001, by and between Jupiter Media Metrix, Inc. and Media Metrix Pty Limited, an Australian limited liability company.

      "Excluded Territories" means Canada and Switzerland.

      "Intellectual Property" means any or all of the following related to the Purchased Assets or subject to the Assignment of Intellectual Property
Agreement: (A) U.S. and foreign patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, renewal, revival, provisional, re-examination, utility, model, extensions, certificate of invention and design patents, patent applications, registrations and applications for registrations, (B) trademarks, service marks, trade dress, logos, tradenames, service names and corporate names and registrations and applications for registration thereof throughout the world ("Trademark Rights"), Internet domain names and registrations and applications for registrations thereof, (C) copyrights and copyrightable works, including, without limitation, all rights of authorship, use, publication, reproduction, distribution, performance, transformation, rights of ownership of copyrightable works and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, (D) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, ideas, manufacturing and operating specifications, formulae, hardware, processes, technical data, computer software programs and applications in both source and object code form data, sui generis database rights, and statistical models, and all documentation relating to any of the foregoing, (E) trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, panel creation and maintenance, product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (F) other proprietary rights relating to any of the foregoing throughout the world (including without limitation associated goodwill and remedies against infringements thereof and rights of protection of an interest therein under the laws of all jurisdictions) and (G) copies and tangible embodiments thereof.

      "License Agreement" is defined in Section 3.09 of this Agreement.

      "Licensed Intellectual Property" is defined in Section 3.09 of this Agreement.

      "Lien" means, with respect to any asset, any mortgage, lien (including any tax lien), pledge, charge, security interest or encumbrance of any kind in respect of such asset.


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      "Material Adverse Effect" means any change in or effect on the Business of
Seller or the Purchased Assets that, individually or in the aggregate (taking into account all other such changes or effects), is, or is reasonably likely to be, materially adverse to the business, assets, condition (financial or otherwise) or results of operations of the Business taken as a whole.

      "Option Assets" means those assets and rights listed on Schedule 2.01(a).

      "Permitted Liens" means any of the following liens: (i) liens for Taxes,
(ii) liens for inchoate mechanics' and materialmen's liens for construction in progress and workmen's, repairmen's, warehousemen's and carriers' liens arising in the ordinary course of the Business, or (iii) liens and imperfections of title the existence of which would not materially adversely affect the use of the property subject thereto.

      "Person" means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

      "Purchase Price" is defined in Section 2.06 of this Agreement.

      "Purchased Assets" means (a) those assets, properties and rights listed on
Schedule 2.01, and (b) such of the Option Assets as are acquired by Buyer under
Section 2.01(b) hereof.

      "Representatives" means Seller's or Buyer's respective officers, directors, employees, accountants, counsel, consultants, advisors, agents and Affiliates.

      "Retained Business" means all of Seller's existing businesses other than the Purchased Assets, including without limitation, Seller's products and services, or Seller's Internet and e-commerce research and advisory consulting products, services and events.

      "Seller" is defined in the preamble to this Agreement.

      "Seller Sub" is defined in the preamble to this Agreement.

      "Software Programs" is defined in Section 3.10 of this Agreement.

      "Tax" means (A) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental, regulatory or administrative entity or agency responsible for the imposition of any such tax (domestic or foreign), (B) any liability for the payment of any amounts of the type described in (A) as a result of being a member of an affiliated, consolidated, combined, unitary or other group for any Taxable period and (C) any liability for the payment of any amounts of the type described in (A) or (B) as a result of any express or implied obligation to indemnify any other person.


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                                   ARTICLE II

                                PURCHASE AND SALE

      2.01 PURCHASE AND SALE.

      (a) On the terms and subject to the conditions of this Agreement, Seller and the Seller Subs shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase and accept from Seller and such Seller Subs, as the case may be, on the Closing Date, all right, title and interest of Seller and such Seller Subs in and to the Purchased Assets, excluding the Option Assets.

      (b) Upon written notice from Buyer at any time within ninety days of the Closing Date and to the extent that the transfer of the Option Assets is permitted under applicable law, for no additional consideration to Seller, Seller shall convey, transfer, assign and deliver to Buyer, and Buyer shall purchase and accept from Seller and such Seller Subs, as the case may be, all right, title and interest of Seller and such Seller Subs in and to the Option Assets.

      2.02 EXCLUDED ASSETS. Buyer expressly understands and agrees that all assets, properties and rights of Seller and the Seller Subs not listed on
Schedule 2.01 (the "Excluded Assets") shall be excluded from the Purchased Assets, including without limitation:

            (i) all cash and cash equivalents (including all bank accounts), marketable securities and prepaid expenses;

            (ii) all intercompany receivables other than receivables listed on
Schedule 2.01;

            (iii) all corporate records (including minute books and stock ledgers), tax returns and financial records except as otherwise noted on
Schedule 2.01;

            (iv) any permits which may not be transferred without the consent, novation, waiver or approval of a third person or entity and for which such consent, novation, waiver or approval has not been obtained;

            (v) all insurance policies;

            (vi) any refunds, credits, prepayments or overpayments with respect to Taxes paid or accrued by Seller; and

            (vii) all assets of any Employee Plans and Benefit Arrangements.

      2.03 ASSUMPTION OF LIABILITIES. On the Closing Date, Buyer shall assume and agree to perform all of the obligations of Seller and Seller Subs, as the case may be, set forth in the Contracts (other than liabilities or obligations attributable to any failure by Seller, any Seller Sub or any other party to such Contracts to comply with the terms thereof and claims based on data provided or work product and services delivered under such Contracts prior to the Closing
Date), but only to the extent such obligations relate to periods on or after the Closing Date (the


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"Assumed Liabilities"). Buyer shall not assume nor be liable for any liabilities of Seller, any Seller Sub or any of their respective Affiliates other than the Assumed Liabilities.

      2.04 EXCLUDED LIABILITIES. All liabilities of Seller, the Seller Subs and their respective Affiliates other than the Assumed Liabilities (collectively, the "Excluded Liabilities") shall be retained by them and they shall pay and satisfy them in the ordinary course, including but not limited to:

            (i) any obligation or liability for Tax arising from the operation of the Business or any other Tax for which Seller, the Seller Subs and their respective Affiliates may be liable or any sale or transfer tax related to the Acquisition for which Buyer may be liable;

            (ii) any liabilities or obligations under any Employee Plans and Benefit Arrangements;

            (iii) any liabilities arising prior to the Closing Date pertaining to any Purchased Assets or the Business;

            (iv) any liabilities or obligations for continued health care coverage for any M&A Qualified Beneficiary (as defined in Treasury Regulation
Section 54.4980 B-9, Q&A 4(a) under Code Section 4980B ("COBRA")) or under any equivalent foreign laws;

            (v) any liabilities arising out of any audits conducted after the Closing by any governmental authority, insurer, licensor, licensors' association or other party regarding Seller's pre-closing activities;

            (vi) any liability or obligation relating to an Excluded Asset.

            (vii) any intercompany liabilities (including without limitation any payables or amounts categorized as due to/from in the Seller's balance sheet or accounting records);

            (viii) any liability to employees for claims for matters occurring prior to the Closing Date, including but not limited to claims by former employees regarding sales of Seller's common stock;

            (ix) any liabilities or obligations attributable to any failure by Seller or any other party to such Contracts to comply with the terms thereof and claims based on data provided or work product and services delivered under such Contracts prior to the Closing Date;

            (x) any violation of law by Seller, any Seller Sub, or any of their respective Affiliates related to the conduct of the Business, performance of the Contracts or ownership or operation of the Purchased Assets;

            (xi) any obligation to refund any customer for deposits or prepaid revenue as described in Section 2.08.


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      2.05 ASSIGNMENT OF CONTRACTS AND RIGHTS. Seller, the Seller Subs and Buyer
will use their commercially reasonable efforts (but without any payment of money by Seller or Buyer) to obtain the consent of the other parties to any contract, Purchased Asset or claim or right or any benefit arising thereunder for the assignment thereof to Buyer as Buyer may request. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller thereunder so that Buyer would not in fact receive all such rights, Seller, the Seller Subs and Buyer will cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing, or subleasing to Buyer, or under which Seller and the Seller Subs, as the case may be, would enforce for the benefit of Buyer, with Buyer assuming Seller's obligations, any and all rights of Seller and the Seller Subs, as the case may be, against a third party thereto. Seller will promptly pay to Buyer when received all monies received by Seller and the Seller Subs, as the case may be, under any Purchased Asset or any claim or right or any benefit arising thereunder, except to the extent the same represents an Excluded Asset.

      2.06 PURCHASE PRICE; ALLOCATION OF PURCHASE PRICE. The purchase price for the Purchased Assets shall be equal to the sum of $2,000,000 (the "Cash Portion") and the amount of the Assumed Liabilities less the amount of any sales or transfer taxes due upon the Acquisition.

      2.07 CLOSING. The closing of the Acquisition (the "Closing") hereunder shall take place at the offices of Seller, 21 Astor Place, New York, NY 10003 on the date hereof, or at such other time or place as Buyer and Seller may agree (the "Closing Date"). At the Closing:

            (a) Buyer shall deliver to Seller the Cash Portion by wire transfer of immediately available funds to the account or accounts designated by Seller to Buyer on or prior to the Closing Date;

            (b) Seller and the Seller Subs which are transferring any of the Purchased Assets and Buyer shall enter into the Bill of Sale, Assignment and Assumption Agreement and [the Assignment of Intellectual Property Agreement] (collectively, the "Ancillary Agreements"), and Seller and the Seller Subs which are transferring any of the Purchased Assets shall deliver to Buyer such deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as the parties and their respective counsel shall deem reasonably necessary or appropriate to vest in Buyer all right, title and interest in, to and under the Purchased Assets;

            (c) Buyer shall deliver to Seller copies, certified by the Secretary of Buyer, of resolutions duly adopted by the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

            (d) Seller and the Seller Subs shall deliver to Buyer copies, certified by the Secretary of each of Seller and the Seller Subs, of resolutions duly adopted by the Boards of Directors of Seller and the Seller Subs, as the case may be, authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby.


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            (e) Seller and the Seller Subs and Buyer shall also execute and deliver all such instruments, documents and certificates as may be reasonably requested by the other party that are necessary, appropriate or desirable for the consummation at the Closing of the transactions contemplated by this Agreement.

      2.08 CERTAIN CUSTOMER OBLIGATIONS. Buyer and Seller agree that Buyer shall not be liable for the return of any deposit or refund of any prepaid amounts under any customer Contract if the customer shall seek to terminate the contract within 6 months of the Closing Date. The Seller or relevant Seller Sub shall, upon notice from Buyer, remit to such customer such amounts of deposits or prepaid amounts as would be due to such customer upon the customer's termination of the Contract, refusal to accept the assignment of the Contract as provided in this Agreement or refusal to accept the substitution of equivalent Buyer products and services for those products of Seller provided for in the customer Contract. Buyer may choose to refund such customer for such amounts in which case the Seller shall promptly remit such amounts directly to Buyer upon receipt of notice from Buyer that it has paid such amounts in such circumstances. Buyer agrees to use commercially reasonable efforts to fulfill its obligations assumed under the customer Contracts.

                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF SELLER AND SELLER SUBS

      Seller hereby represents and warrants to Buyer, subject to the exceptions specifically disclosed in writing in the corresponding sections or subsections of the Seller Disclosure Schedule or in any other section or subsection of the Seller Disclosure Schedule if it is reasonably apparent that such disclosure applies that:

      3.01 ORGANIZATION AND QUALIFICATION. Seller and each of the Seller Subs have been duly organized and are validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on their business as such business is now being conducted.

      3.02 CORPORATE AUTHORIZATION. The execution, delivery and performance by Seller and the Seller Subs which are transferring any of the Purchased Assets, of this Agreement and each of the Ancillary Agreements to which they are parties, and the consummation by Seller and Seller Subs of the transactions contemplated hereby and thereby are within Seller's and each of such Seller Sub's respective corporate powers and have been duly authorized by all necessary corporate action on the part of Seller or any such Seller Sub, as the case may be. This Agreement and each of the Ancillary Agreements to which Seller and the Seller Subs are parties have been duly executed and delivered by Seller and such Seller Subs, as the case may be, and constitute valid and binding agreements of Seller and such Seller Subs, as the case may be, enforceable against Seller and such Seller Subs, as the case may be, in accordance with their respective terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar law affecting the enforcement of creditors' rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).


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      3.03 NON-CONTRAVENTION. The execution, delivery and performance Seller and each of the Seller Subs of this Agreement and each of the Ancillary Agreements to which Seller and each of the Seller Subs that are transferring any of the Purchased Assets are parties do not and will not (i) contravene or conflict with the corporate charter or bylaws of Seller or such Seller Subs; or (ii) contravene or conflict with or constitute a violation of any provision of any law or regulation, judgment, injunction, order or decree binding upon or applicable to Seller or such Seller Subs or the Business.

      3.04 CONTRACTS.

            (i) Seller has heretofore made available to Buyer true, correct and complete copies of all Contracts, including any amendments thereto.

            (ii) Each of the Contracts (A) constitutes a valid and legally binding obligation of (1) the Seller, (2) a Seller Sub and (3) to the knowledge of the Seller and the respective Seller Sub which is a party to such Contract, of the party or parties thereto, (B) is enforeable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolveny, reorganization, moratorium, fraudlent conveyance and similar laws of general appliability relating to or affecting creditors' rights or by general equity principles), and (C) is in full force and effect.

            (iii) There is no material default under any Contract either by the Seller, any Seller Sub, or, to the knowledge of Seller and any Seller Sub or party thereto, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder by the Seller or any Seller Sub.

            (iv) No party to a customer Contract has notified either Seller or any Seller Sub in writing of an intention to terminate or not to renew its existing business relationship with Seller.

            (v) Schedule 2.01 hereto lists the Contract Value for each customer Contract listed thereon.

      3.05 PERSONAL PROPERTY.

            (a) Any equipment included in the Purchased Assets has no material defects, is in good operating condition and repair, has been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted) and is suitable for its present uses.

            (b) No Purchased Asset is subject to any Lien, except for Permitted Liens.

      3.06 TITLE TO PURCHASED ASSETS. Upon consummation of the transactions contemplated hereby, Buyer will have acquired good and marketable title in and to, or a valid leasehold interest in, each of the Purchased Assets, free and clear of all Liens, except for Permitted Liens.


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      3.07 LITIGATION. There is no material action, suit, investigation or proceeding pending against or, to the knowledge of Seller or any of the Seller Subs, threatened against or affecting any Purchased Asset before any court or arbitrator or any governmental body, agency or official. There is no judgment, order, injunction, decree, fine, penalty or award outstanding (whether rendered by a court, administrative agency or arbitrator) against Seller or any of the Seller Subs, or by which Seller or any Seller Sub is bound which relates to any of the Purchased Assets.

      3.08 COMPLIANCE WITH LAWS. Seller and each of the Seller Subs is not in violation in any material respect of any applicable law, regulation, ordinance, order or any other requirement of any governmental body or court (including, without limitation, matters relating to securities, loans, employment and improper payments), and no notice has been received by Seller, any Seller Subs, or any of their respective officers or directors alleging any such violation.

      3.09 PROPRIETARY RIGHTS.

            (a) Schedule 2.01 hereto contains a complete and correct list of all Intellectual Property owned or used by Seller and each Seller Sub (other than generally available "off-the-shelf" computer software), as well as all registrations thereof and applications therefor, and each license and agreement relating thereto. Except as indicated on Schedule 2.01, all of Seller's and Seller Subs' patents, patent applications, registered trademarks, trademark applications, registered copyrights and any other intellectual property subject to application and/or registration issued by any state, government or other public legal entity included in the Intellectual Property are valid and in full force and effect and remain in good standing with all fees and filings paid as of the date hereof and consummation of the transaction contemplated hereby will not alter or impair any such rights. To the knowledge of Seller and each of the Seller Subs, except as set forth on Schedule 3.09 hereto, there is no violation by others of any right of Seller or any Seller Sub (and to the extent utilized in the Business, Seller) with respect to any Intellectual Property, and Seller and any of the Seller Subs is not infringing upon, misappropriating or violating any third party's rights that would pertain to the Business. No proceedings have been instituted or are pending or, to the knowledge of Seller or any of the Seller Subs, threatened, nor any claims made alleging any such violation or challenging or questioning the validity, enforceability or effectiveness of the Intellectual Property. Neither Seller nor any of the Seller Subs have entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in standard sales or license agreements to end users arising in the ordinary course of business, the forms of which are attached hereto on Schedule 3.09(a).

            (b) The Intellectual Property contains only those items and rights which are: (i) owned by Seller or any Seller Sub; (ii) in the public domain; or
(iii) rightfully used by Seller or any Seller Sub pursuant to a valid and enforceable license or other agreement (the "LICENSED INTELLECTUAL PROPERTY"), the parties, date, term and subject matter of each such license or other agreement (each, a "LICENSE AGREEMENT") being set forth on Schedule 3.09(b). Seller and each Seller Sub owns all right, title and interest in and to the Intellectual Property, or has valid and sufficient licenses to all rights in the Intellectual Property necessary to carry out Seller's and the Seller Subs respective current Business activities free and clear of all liens, claims and encumbrances, including without limitation, to the extent required to carry out such activities, rights to make, use, reproduce, modify, adopt, create derivative works based on, translate,


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distribute (directly and indirectly), transmit, display and perform publicly, license, rent and lease and, except with respect to the Licensed Intellectual Property, assign and sell, the Intellectual Property. Seller and the Seller Subs are the exclusive owners of all Trademark Rights used in connection with the operation or conduct of the business of Seller and the Seller Subs, including the provision of any services by Seller or any of the Seller Subs.

            (c) Schedule 3.09(c) contains a true and complete list of all software programs owned or used by Seller and each of the Seller Subs, other than software programs which are readily commercially available or for which substitutes are available from more than one source (the "SOFTWARE PROGRAMS"). Seller and each Seller Sub, as the case may be, owns full and unencumbered right and good and marketable title to such Software Programs which it owns, free and clear of all mortgages, pledges, liens, security interests, conditional sales agreements, encumbrances or charges of any kind. Seller and the Seller Subs have full and unrestricted rights to use the Software Programs that they license pursuant to the License Agreements.

            (d) The Software Programs are free of any disabling codes that may be used to access, modify, delete, damage or disable any Systems (as defined below) or that may result in impaired usage thereof or damage thereto. Seller and the Seller Subs have taken reasonable steps and implemented reasonable procedures to ensure that its internal computer systems used in connection with the Business consisting of hardware, software, databases or embedded control systems ("Systems") are free from disabling codes. The Systems' components used in connection with the Business obtained by Seller or any Seller Sub from third party suppliers are, to the best of knowledge of Seller or any Seller Sub, free of any disabling codes that may, or may be used to, access, modify, delete, damage or disable any of the Systems or that might result in damage thereto. Except as may be set forth in Schedule 3.09(d), Seller and each of the Seller Subs have in place appropriate disaster recovery plans and procedures and has taken reasonable steps to safeguard their Systems and restrict unauthorized access thereto. Seller and each Seller Sub have provided, or will provide prior to the Closing, to Buyer an accurate list of all errors or "bugs" in the Software Programs which are contained in the computer databases which Seller and the Seller Subs maintain for the purpose of tracking errors and "bugs" in the Software Programs.

            (e) Neither Seller nor any of the Seller Subs is a party to any agreement pursuant to which any third party has any right to manufacture, reproduce, distribute, market or exploit any of the Intellectual Property or any adaptations, translations, or derivative works based on the Intellectual Property or any portion thereof. Except with respect to the rights of third parties to any Licensed Intellectual Property, no third party has rights to manufacture, reproduce, distribute, market or exploit any works or materials of any portion of the Intellectual Property if such portion of the Intellectual Property constitutes a "derivative work" (as that term is defined in the United States Copyright Act, Title 17, U.S.C. Section 101) of an underlying work of authorship. Except as set forth in Schedule 3.09(e), neither Seller nor any of the Seller Subs owe nor will owe any royalties or other payment to third parties in respect of the Intellectual Property. All royalties or other payments that have accrued prior to the Closing Date have been paid.

            (f) All designs, drawings, specifications, source code, object code, documentation, flow charts and diagrams incorporating, embodying or reflecting any of the Intellectual Property at any stage of their development were written, developed and created solely and exclusively by employees of Seller or the Seller Subs without the assistance of any third party or entity or were created by third parties who assigned ownership of their rights to Seller or Seller Subs pursuant to valid and enforceable consultant confidentiality and invention assignment agreements. Seller and each of the Seller Subs have at all times treated the Intellectual Property as containing trade secrets and have not disclosed or otherwise dealt with such items in such a manner as to cause the loss of such trade secrets by release into the public domain, including without limitation, the use of confidentiality agreements with all of its employees having access to the Intellectual Property and the use of licenses with all individuals or entities provided access to the Intellectual Property containing provisions restricting copying and prohibiting decompiling or disassembly of the Intellectual Property. Given the nature of the Business, to the knowledge of Seller and each Seller Sub, no employee of Seller or any of the Seller Subs is in violation of any term of any employment contract, patent disclosure agreement or any other contract or agreement with respect to (i) the Intellectual Property or (ii) the relationship of any such employee with Seller, any Seller Sub or any other party. No current officer, director, employee, consultant or independent contractor of Seller or any of the Seller Subs has and, to the knowledge of the Seller and each of the Seller Subs, no former officer, director, stockholder, employee, consultant or independent contractor has any right, claim or interest in or with respect to any Intellectual Property.

      3.10 BOOKS AND RECORDS. All of the books and records of Seller and each Seller Sub relating to the Purchased Assets have been made available to Buyer prior to the execution of this Agreement and contain a true and complete record, in all material respects, of the business, operations, financial condition, results of operations, assets and liabilities relating to the Purchased Assets. Neither Seller nor any Seller Sub has any books and records recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) that are not under the exclusive ownership and direct control of Seller or the respective Seller Sub.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer hereby represents and warrants to Seller, subject to the exceptions specifically disclosed in writing in the corresponding sections or subsections of Buyer's disclosure schedules or in any other section or subsection of Buyer's disclosure schedules if it is reasonably apparent that such disclosure applies, that:

      4.01 ORGANIZATION AND QUALIFICATION. Buyer has been duly organized and is validly existing and in good standing (to the extent applicable) under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

      4.02 CORPORATE AUTHORIZATION. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements, and the consummation by Buyer of the transactions contemplated hereby and thereby are within Buyer's powers and have been duly authorized by all necessary action on the part of Buyer. This Agreement and each of the Ancillary Agreements to which Buyer is a party have been, or will be in the case of the Ancillary Agreements, duly executed and delivered by Buyer and constitute valid and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar law affecting the enforcement of creditors' rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

      4.03 NON-CONTRAVENTION. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements to which Buyer is a party do not and will not (i) contravene or conflict with the organizational documents or bylaws of Buyer, (ii) contravene or conflict with or constitute a violation of any provision of any material law or regulation, judgment, injunction, order or decree binding upon or applicable to Buyer; (iii) constitute a material default under or give rise to any right of termination, cancellation or acceleration of any material right or obligation of Buyer or to a loss of any material benefit relating to Buyer's business to which Buyer is entitled under any provision of any material agreement, contract or other instrument binding upon Buyer or by which any of Buyer's assets is or may be bound.

                                   ARTICLE V

                            COVENANTS OF THE PARTIES

      5.01 BEST EFFORTS; FURTHER ASSURANCES.

            (a) Subject to the terms and conditions of this Agreement and except as otherwise set forth in this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Seller (for itself and or behalf of all Seller Subs who will be transferring Purchased Assets) and Buyer each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in Buyer title to the Purchased Assets as provided herein. Promptly after the Closing Date, but no more than thirty calendar days thereafter, to the extent permitted under applicable law, Seller will provide Buyer with copies of all forms of agreements, including those individually amended by hand or otherwise, related to the Option Assets.

            (b) Seller (for itself and or behalf of all Seller Subs who will be transferring Purchased Assets) hereby constitutes and appoints, effective as of the Closing Date, Buyer and its successors and assigns as the true and lawful attorney of Seller with full power of substitution in the name of Buyer or in the name of Seller, but for the benefit of Buyer, except as otherwise contemplated hereby, (i) to collect for the account of Buyer any items of Purchased Assets and (ii) to institute and prosecute all proceedings which Buyer may in its sole discretion deem proper in order to assert or enforce any right, title or interest in, to or under the Purchased Assets, and to defend or compromise any and all actions, suits or proceedings in respect of the Purchased

Assets. Buyer shall be entitled to retain for its account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

      5.02 CERTAIN FILINGS. Seller and Buyer shall cooperate with one another and shall use all reasonable efforts and take all reasonable steps to obtain all consents, approvals, waivers or other documents from any third parties, including any governmental authorities, and make all filings, registrations and other notifications, as may be required to consummate the transactions contemplated by this Agreement and, in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

      5.03 CONFIDENTIALITY. The parties hereto shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement with respect to the information disclosed pursuant to this Agreement provided however, that, the parties shall be permitted to make such disclosures as they shall reasonably determine are, and to the extent, required by law.

      5.04 COVENANT NOT TO COMPETE.

            (a) Seller and each Seller Sub covenant and agree that, except as permitted under this Section 5.04, for a period of three years after the Closing Date, it will not, and, in the case of Seller, will cause its Subsidiaries not to, engage in the Business anywhere in the world other than the United States of America, its territories and possessions and the Excluded Territories; provided, however, that (i) nothing herein shall be construed to prevent Seller from owning as a passive investor up to five percent (5%) in any person that engages in the Business, and (ii) Seller's having entered into the Excluded Agreement shall not constitute a violation of this Section 5.04.

            (b) It is the desire and intent of the parties that the provisions of this Section 5.04 shall be enforced to the fullest extent permitted under the laws and public policies of each jurisdiction in which enforcement is sought. If any court determines that any provision of this Section 5.04 is unenforceable, such court shall have the power to reduce the duration or scope of such provision, as the case may be, or terminate such provision and, in reduced form, such provision shall be enforceable; it is the intention of the parties that the foregoing restrictions shall not be terminated, unless so terminated by a court, but shall be deemed amended to the extent required to render them valid and enforceable, such amendment to only apply with respect to the operation of this
Section 5.04 in the jurisdiction of the court that has made the adjudication.

            (c) The parties acknowledge and agree that the restrictions contained in this Section 5.04 are a reasonable and necessary protection of the immediate interest of Buyer, and any violation of these restrictions would cause substantial injury to Buyer and Buyer would not have entered into this Agreement without receiving the additional consideration offered by Seller and the Seller Subs in binding itself to these restrictions. In the event of a breach or a threatened breach by Seller or any of its Subs of these restrictions, Buyer shall be entitled to apply to any court of competent jurisdiction for an injunction restraining such person from such breach or threatened breach (without the necessity of providing the inadequacy of money damages as a remedy); provided, however, that the right to apply for injunctive relief shall not be construed as prohibiting Buyer from pursuing any other available remedies for such breach or threatened breach.

      5.05 MAIL AND COMMUNICATIONS. Seller will promptly remit to Buyer any mail or other communications received by Seller relating to the Business or the Purchased Assets and any invoices received by Seller relating to Assumed Liabilities which are received by Seller from and after the Closing Date. Buyer will promptly remit to Seller any mail or other communications, including, without limitation, any written inquiries and payments received by Buyer relating to the Excluded Assets or to any business or activity of Seller other than the Business, and any invoices received by Buyer relating to liabilities of Seller other than the Assumed Liabilities which are received by Buyer from and after the Closing Date.

      5.06 PUBLIC ANNOUNCEMENTS. Buyer and Seller shall consult with each other before issuing any press release concerning this Agreement or the transactions contemplated hereby or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and shall not issue any such press release or make any such public statement without the prior written consent of the other (which shall not be unreasonably withheld), except to the extent required by applicable Law or the requirements of the rules and regulations of the SEC or the NNM, in which case the issuing party shall use all reasonable efforts to consult with the other party before issuing any such release or making any such public statement. The initial press release concerning the transactions contemplated hereby shall be a joint press release approved by the parties to this Agreement.

      5.07 TAXES.

            (a) Seller shall pay all Taxes imposed upon Seller. Seller shall also pay, or reimburse Buyer for, all Taxes imposed on Buyer or any affiliate of Buyer and any Taxes to which the Purchased Assets are subject or for which a lien, claim or encumbrance can be placed upon the Purchased Assets but only in each case to the extent that any such Taxes relate to periods (or portions thereof) ending on or prior to the Closing Date or transactions or events occurring on or prior to the Closing Date and only to the extent related to the Business and including any sales or transfer taxes pertaining to the Acquisition regardless of which party may be the legal obligor under applicable law. Liability for any Taxes that Seller is required to satisfy pursuant to this
Section 5.07 shall not constitute or be treated as Assumed Liabilities.

            (b) With respect to state and local ad valorem taxes on the Purchased Assets (whether personal or real, owned or leased) for the current Tax year, Seller shall be responsible for the payment of all such Taxes for the period up to and including the Closing Date and Buyer shall be responsible for the payment of all such Taxes for the period after the Closing Date. For all purposes of this Agreement, (i) all such Taxes assessed on an annual basis shall be prorated on the assumption that an equal amount of Tax applies to each day of the year, regardless of how installment payments are billed or made and (ii) any supplemental property Taxes or assessments which arise out of a revaluation of a Purchased Asset which revaluation would not have occurred except for the change in ownership of the Purchased Asset shall be allocated to periods after the Closing Date and shall accordingly be borne by Buyer.

            (c) Buyer agrees to take all actions reasonably requested by Seller to minimize any sales, use and other transfer taxes and fees incurred in connection with the assignment, conveyance, transfer and/or delivery of the Purchased Assets hereunder (collectively, the "Sales Taxes"), including, without limitation the transfer via means of electronic transmission of all assets capable of being so transmitted. Buyer further agrees to deliver all certificates reasonably requested by Seller to verify the fact of such electronic transmissions or other actions. Seller shall be responsible for the payment of the amount of any Sales Taxes.

      5.08 COOPERATION AND RECORDS RETENTION. Seller and Buyer shall (i) each provide the other with such assistance as may reasonably be requested by them in connection with the preparation of any Tax Returns, or in connection with any audit or other examination by any taxing authority or any judicial or administrative proceedings relating to liability for Taxes, (ii) each retain and provide the other, with any records or other information which may be relevant to any such Tax Return, audit or examination, proceeding or determination, and
(iii) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period. Without limiting the generality of the foregoing, Seller and Buyer shall retain, until the applicable statute of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules and other records or information which may be relevant to such Tax Returns for all tax periods or portions thereof ending before or including the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same. Buyer shall keep the original copies of the records and, at Seller's expense, shall provide copies of the records to Seller upon Seller's request.

                                   ARTICLE VI

                                    SURVIVAL

      6.01 SURVIVAL. The covenants, agreements, representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until twelve (12) months after the Closing Date or in the case of (a)
Section 5.04 (Covenant Not To Compete) for the period set forth therein and (b)
Section 5.07 until the expiration of any applicable statute of limitations.

                                  ARTICLE VII

                                  MISCELLANEOUS

      7.01 NOTICES. All notices, requests and other communications to either party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

                  if to Buyer, to:

                  NetRatings, Inc.
                  890 Hillview Court
                  Milpitas, CA  95035
                  Attn: Jason Gray, Esq.
                  Facsimile No.: 408-586-0208

                  with a copy to:

                  Gray Cary Ware & Freidenrich LLP
                  400 Hamilton Avenue
                  Palo Alto, Ca 94301
                  Attn: Jon C. Perry
                  Facsimile No.: 650-833-2001

                  if to Seller or Seller Subs, to:

                  Jupiter Media Metrix, Inc.
                  21 Astor Place, 6th Floor
                  New York, NY 10003
                  Attn: Chief Executive Officer
                  Facsimile No.: 917-534-6800

                  with a copy to Brobeck:

                  Brobeck, Phleger & Harrison LLP
                  1633 Broadway, 47th Floor
                  New York, New York 10019
                  Attention:  Richard H. Gilden, Esq.
                  Facsimile: (212) 586-7878

      7.02 AMENDMENTS; NO WAIVERS.

            (a) Any provisions of this Agreement may be amended or waived prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Seller, or in the case of a waiver, by the party against whom the waiver is to be effective.

            (b) No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

      7.03 EXPENSES. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense. Seller shall pay all sales and transfer taxes that may be imposed by reason of the sale, transfer, assignment and delivery of the Purchased Assets and shall timely prepare and file all tax returns related thereto.

      7.04 SUCCESSORS AND ASSIGNS. Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

      7.05 GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware, without regard to the conflicts of law rules of such state.

      7.06 BULK SALES LAWS. Buyer hereby waives compliance by Seller and the Seller Subs with the provisions of the "bulk sales", "bulk transfer" or similar laws of any state or Non-United States jurisdiction. Seller and Buyer, agree to indemnify and hold the other harmless against any and all claims, losses, damages, liabilities, costs and expenses incurred by such party or any of its affiliates as a result of any failure to comply with any such "bulk sales", "bulk transfer" or similar laws.

      7.07 COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

      7.08 ENTIRE AGREEMENT. This Agreement, the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. None of this Agreement, the Ancillary Agreements or the Confidentiality Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

      7.09 CAPTIONS. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

      7.10 INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules referred to in this Agreement are incorporated herein and made a part hereof.

      7.11 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                          JUPITER MEDIA METRIX, INC.


                          By: /s/ Jean Robinson
                              -----------------
                              Name:  Jean Robinson
                              Title:  Chief Financial Officer


                          MMXI NORDIC AB (SWEDEN)


                          By: /s/ Jean Robinson
                              -----------------
                              Name:  Jean Robinson
                              Title:  Managing Director


                          MMXI EUROPE BV (NETHERLANDS)


                          By: /s/ Jean Robinson
                              -----------------
                              Name:  Jean Robinson
                              Title:  Managing Director

                          MMXI UK LIMITED  (UNITED KINGDOM)


                          By: /s/ Jean Robinson
                              -----------------
                              Name:  Jean Robinson
                              Title:  Managing Director

                          MMXI DEUTSCHLAND GMBH  (GERMANY)


                          By: /s/ Jean Robinson
                              -----------------
                              Name:  Jean Robinson
                              Title:  Managing Director

                          MMXI FRANCE SARL (FRANCE)


                          By: /s/ Jean Robinson
                              -----------------
                              Name:  Jean Robinson
                              Title:  Managing Director


                          MMXI ESPANA (SPAIN)


                          By: /s/ Jean Robinson
                              -----------------
                              Name:  Jean Robinson
                              Title:  Managing Director


                          MMXI ITALIA SRL (ITALY)


                          By: /s/ Jean Robinson
                              -----------------
                              Name:  Jean Robinson
                              Title:  Managing Director


                          NETRATINGS, INC.


                          By: /s/ William Pulver
                              ------------------
                              Name:  William Pulver
                              Title:  President and Chief Executive Officer


                  [SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

                                TABLE OF CONTENTS


                                                                            Page


                                    EXHIBIT A

                  Assignment of Intellectual Property Agreement

                                TABLE OF CONTENTS
                                  (continued)


                                                                            Page


                                    EXHIBIT B

                Bill of Sale, Assignment and Assumption Agreement


                                       ii